FOR IMMEDIATE RELEASE:                                        NEWS
October 28, 1996                                     Nasdaq National Market/AVRT
                                                  http://www.avert.com

  AVERT, INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE THIRD QUARTER
                            AND NINE MONTH PERIOD
   Net Income Grows 30% To Reach A Record $338,000; Net Margin Climbs to 15%


FORT COLLINS, Colorado - Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, todya announced record financial results for tis third quarter and nine month period ended September 30, 1996.

Net revenues for the third quarter grew to a record $2,213,800, up 31% from $1,684,800 in the comparable quarter a year ago. Product and service revenue for the quarter increased 34% to $2,134,000 from $1,589,700 in the same quarter a year ago. The Company continued its strong growth in new customers with 480 the third quarter, up 25% from the third quarter last year.

Through nine months, the Company reported net revenues of $5,833,900, up 31% from $4,461,500 in the same period last year.

Net income reached a record $338,100, or 10 cents per share, up 30% from $260,200, or 8 cents per share, in the same quarter last year. Net income for the nine month period grew 14% to $799,700, or 23 cents per share, from $701,000, or 20 cents per share, in teh comparable period a year ago. The net margin for the quarter grew to 15.3%, from 13.7% in the second quarter, and 11.6% in the first quarter of this year.

"We are pleased to see our net income growing at the same rate as our revenues," said Dean Suposs, president and chairman at Avert, Inc. "The July price increase and growth in service revenues have contributed to our increased profitability. Avert has been able to sustain a high level of profitability during strong growth periods and we anticipate this trend to continue."

Revenue from criminal history reports grew 34% from the second quarter year ago; previous employment reports, education and credit reports advanced 52%; motor vehicle driving records increased 27%; workers' compensation histories increased 1%; revenue from services increased 677%; and revenue from other products increased 37%.

The Company implemented a 4-7% price increase July 1, 1996. "As indicated by our continued growth in revenue and our increased profitability, the price increase has been well-received. Additionally, we are focusing on growing our service revenues which yield higher margins. We have had an excellent response to our Avertadvantage program, with more than 1,000 new members," added Suposs.

Avertadvantage was also introduced in July and provides customers with discounts, services and resources for $10/month.

Avert now has 13 independent sales representatives focused on increasing Avert's exposure and revenue in their respectie territories. Avert has also had success with its telesales department. During the quarter, approximately 35% of the new customers were signed up by the telesales department. Additionally, the Company launched a reseller program to expand this distribution channels through independent representatives, telesales, resellers, strategic partnerships and acquisitions.

Avert has now internally committed to spend up to $1.5 million to develop new software and upgrade its existing sfotware over the next 1 1/2 years.
The Company expects the new software and upgrade of its existing software to allow the Company to: 1) manage its higher volume with a lower cost per transaction; 2) introduce new products and services at a much quicker pace; 3) directly integrate the Company's information technology systems with strategic partners, suppliers, and large customers; and 4) maintain the Company's competitive position and provide leading edge, but safe and proven, technology for its customers. Development of the software system will be financed by available cash derived from past or continued operations. The cost of the project will be amortized for 60 months. Suposs stated, "We believe that this new technology will allow us to leapfrog any of the developing competition and the new system capabilities will more than pay for itself in increased opportunities."

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Avert guarantees that its products and services are the most current and accurate available. Products and services include criminal records, civil records, workers' compensation histories, driving records, previous employment verification, credit histories, education verification and license verification and social security number validation.

EARNINGS RECAP         Third Quarter Ended             Nine Months Ended
                         September 30,                  September 30,
                   1996              1995            1996            1995
                          (unaudited)                   (unaudited)
Revenue          $2,213,800       $1,684,800      $5,833,900       $4,461,500
Net Income       $  338,100       $  260,200      $  799,700       $  701,000
Net Income
per Common Share $     .10        $      .08      $      .23       $      .20
Weighted avg
shares outstanding 3,422,797       3,422,250       3,423,893        3,442,250

BALANCE SHEET DATA      September 30, 1996          December 31, 1995

Working Capital           $ 6,314,700                  $6,426,900
Total Assets              $ 9,049,400                  $8,383,200
Total Liabilities         $   582,500                  $  547,800
Shareholders' Equity      $ 8,466,900                  $7,385,400

                                Contact:
Avert, Inc.
Kim Moss, Investor Relations                             970/484-7722